                                                                    Exhibit 99.5

                               H. J. HEINZ COMPANY
              Unaudited Pro Forma Consolidated Statement of Income
                         Fiscal Year Ended May 3, 2000

                                                            Adjustments
                                                              for the
                                             Historical     Transaction         Pro Forma
                                             ----------     -----------         ----------
                                                          (in thousands)
Sales                                        $8,939,416     $(2,046,609)(a)     $6,892,807
Cost of products sold                         5,788,525      (1,428,560)(b)      4,359,965
                                             ----------     -----------         ----------
Gross profit                                  3,150,891        (618,049)         2,532,842
Selling, general and administrative expenses  1,882,409        (374,172)(b)      1,508,237
Gain on sale of Weight Watchers                 464,617              --            464,617
                                             ----------     -----------         ----------
Operating income                              1,733,099        (243,877)         1,489,222
Interest income                                  25,330            (149)(c)         25,181
Interest expense                                269,748         (62,752)(d)        206,996
Other expenses, net                              25,005          (6,289)(e)         18,716
                                             ----------     -----------         ----------
Income before income taxes                    1,463,676        (174,985)         1,288,691
Provision for income taxes                      573,123         (64,577)(f)        508,546
                                             ----------     -----------         ----------
Net income from continuing operations        $  890,553     $  (110,408)        $  780,145
                                             ==========     ===========         ==========
Diluted income from
   continuing operations
      per share                              $     2.47                         $     2.17
                                             ==========                         ==========
Average common shares
   outstanding -- diluted                       360,095                            360,095
                                             ==========                         ==========
Basic income from
   continuing operations
      per share                              $     2.51                         $     2.20
                                             ==========                         ==========
Average common shares
   outstanding -- basic                         355,273                            355,273
                                             ==========                         ==========

NOTE: For the year ended May 3, 2000, there was a ($72.9) million pretax benefit, however a $0.05 earnings per share after tax charge for special items in the historical results. A charge of $128.7 million pretax ($0.27 earnings per share) was related to SKF Foods and a benefit of ($201.6) million pretax ($(0.22) earnings per share) related to continuing operations. See Heinz's Annual report filed on Form 10-K for the year ended May 1, 2002 for further details.

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                              H. J. HEINZ COMPANY
              Unaudited Pro Forma Consolidated Statement of Income
                         Fiscal Year Ended May 3, 2000

(a) Represents the revenues of Heinz's U.S. tuna, U.S. and Canadian pet food and pet snacks, U.S. private label soup and private label gravy, College Inn broth and U.S. infant feeding businesses, all of which were transferred to SKF Foods as a result of the transaction.

(b) Represents costs directly attributable to the businesses described in (a) above that were transferred to SKF Foods as a result of the transaction.

(c) Represents the interest income directly attributable to the businesses that were transferred to SKF Foods as a result of the transaction.

(d) Represents the interest expense on approximately $1.1 billion of debt that was repaid as a result of the transaction. Based on the outstanding floating rate debt, a variation in interest rates of 1/8% would cause interest expense to fluctuate approximately $1.4 million annually.

(e) Represents other miscellaneous expenses directly attributable to those businesses that were transferred to SKF Foods as a result of the transaction.

(f) Represents the tax provision associated with the income before taxes that were transferred to SKF Foods as a result of the transaction.